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                                                                      Exhibit 99



                      GUNTHER ANNOUNCES DELAY IN REPORTING
                  FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

         NORWICH, CT, June 23 -- Gunther International, Ltd. (NASDAQ: SORT) today announced that it does not expect to release its final results for the fourth quarter and the full fiscal year ended March 31, 1998 until later in July 1998. During the course of the year-end audit, the Company's auditors, Arthur Andersen LLP, identified errors in the accumulation of contract costs and certain items of expense that were not properly accounted for. The Company, with the assistance of its auditors, is continuing to review the nature and extent of these matters, as well as the effect these matters may have on the Company's financial results. Based on the information that is available at this time, the Company currently expects to report a net loss for the fiscal year ended March 31, 1998 of approximately $2.4 to $3.0 million. The Company also expects to restate its results for each of the first three quarters of fiscal 1998. Previously issued financial statements for the interim periods of fiscal 1998 should not be relied upon.

         The net losses referred to above are expected to result in a violation of certain financial covenants contained in the Company's senior credit facility. The Company has informed representatives of its senior lender about these matters and intends to meet with them to discuss a satisfactory resolution of the situation. If a satisfactory resolution is not reached, the Company may suffer an event of default under its senior credit facility and the Company's ability to continue to borrow thereunder may be impaired.

         The Company is moving forward at an aggressive pace to definitively announce its financial results as quickly as possible. The Company continues to maintain a large installed base of customers using its products and believes that its products continue to be well received in the market place. The Company expects to have a record backlog of sales under contract in excess of $5 million as of June 30, 1998.

         The Company's expectations are preliminary and are subject to the completion of its year-end audit. The estimated amount of loss, anticipated release of final results and the potential consequences of these matters, including without limitation the resolution of expected violations under the Company's senior credit facility discussed in this press release constitute forward-looking statements, and the Company's actual results could differ from those discussed above.

         Gunther International, Ltd. is a leading manufacturer of intelligent document finishing systems and ink jet printing solutions.

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